                                                            EXHIBIT 99




FOR IMMEDIATE RELEASE

For Further Information Contact:
      Thomas C. Spielberger
      Jordan Industries, Inc.
      1751 Lake Cook Road, Suite 550
      Deerfield, Illinois  60015

      Telephone: (847) 945-5591

November 7, 1996 -- Jordan Industries, Inc. ("JII") announced today that its subsidiary, Motors and Gears, Inc. ("Motors and Gears"), has completed its offering of $170.0 million aggregate principal amount of Series A Senior Notes due 2006. The aggregate principal amount of the offering was increased from an original $150.0 million to $170.0 million, and the Senior Notes were priced at par to yield 10 % per annum.

The Senior Notes were sold pursuant to a private placement to certain initial purchasers who, in turn, offered the Senior Notes to qualified institutional buyers and certain accredited investors. Motors and Gears is a "non-restricted" subsidiary of JII and indirectly owns Merkle-Korff Industries, Inc. and Barber Colman Motors Company which are also "non-restricted" subsidiaries of JII. In connection with the issuance of the Senior Notes, Motors and Gears acquired the businesses and net assets of JII's "restricted" subsidiaries, Imperial Electric Company, Scott Motors Company and Gear Research, Inc. for $75.0 million in cash, the assumption of and/or refinancing of approximately $5.1 million in liabilities and a contingent earnout agreement.

Motors and Gears used the proceeds of the issuance of the Senior Notes to:
(i) fund the cash portion of the purchase price payable by Motors and Gears in connection with its acquisition of the businesses and net assets of Imperial Electric Company, Scott Motor Company and Gear Research, Inc. from JII and (ii) repay certain indebtedness under Merkle-Korff's existing credit agreement. In connection with the issuance of the Senior Notes, Merkle-Korff refinanced its existing credit facility and certain subsidiaries of Motors and Gears entered into a new revolving credit facility providing for revolving loans of up to $75.0 million.

JII applied the net proceeds received from Motors and Gears to repay senior indebtedness.

The Senior Notes were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended. This press release shall not constitute an offer or the solicitation of an offer to buy nor shall there be any sale of Senior Notes in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

Motors and Gears is a leading domestic manufacturer of specialty purpose electric motors, gearmotors, gearboxes and gears for a wide variety of consumer, commercial and industrial markets.

JII is a private holding company which owns and manages a diversified group of operating companies.


                                                 Jordan Industries, Inc.